Exhibit 16

KPMG	Telephone	+852 2522 6022
8th Floor, Prince’s Building	Fax	+852 2845 2588
10 Chater Road	Internet	www.kpmg.com.hk
Central, Hong Kong

P O Box 50
General Post Office
Hong Kong

Securities and Exchange Commission	Our ref	JSLC/09
Washington, D.C. 20549
	Contact	Jack Chow
(852) 2826 8066
April 13, 2007

Ladies and Gentlemen:

China BAK Battery, Inc.

We were previously engaged as principal accountants to audit the consolidated financial statements of China BAK Battery, Inc. (the “Company”) as of and for the year ending September 30, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2007 and the effectiveness of internal control over financial reporting as of September 30, 2007. Effective April 1, 2007, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated April 11, 2007, and we agree to the statements made in this Item 4.01 as they relate to KPMG, except that

(1)	we are not in a position to agree or disagree with China BAK Battery, Inc.’s statement that the change was approved by the audit committee of the board of directors; and

(2)

we are not in a position to agree or disagree with China BAK Battery, Inc.’s statement that PKF was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on China BAK Battery, Inc.’s consolidated financial statements or any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Yours faithfully

KPMG, a Hong Kong partnership, is the Hong Kong member firm of KPMG International, a Swiss cooperative.